Exhibit 4.77

Execution Copy

INITIAL SHAREHOLDER ESCROW AGREEMENT

This INITIAL SHAREHOLDER ESCROW AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2019 by and among (i) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (ii) Continental Stock Transfer & Trust Company (“CST”), as escrow agent (the “Escrow Agent”), (iii) Twelve Seas Sponsors I LLC, a Delaware limited liability company (“Sponsor”), Gregory Stoupnitzky (“Stoupnitzky”) and Suneel G. Kaji (“Kaji”, and collectively with Stoupnitzky and Sponsor, the “Initial Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement (as defined below) and the Founder Share Letter (as defined below).

WHEREAS, on June 19, 2018, in connection with its initial public offering (the “IPO”), Twelve Seas Investment Company, a Cayman Islands exempted company (the “Company”), the Initial Shareholders and CST as escrow agent thereunder (in such capacity, the “Lock-Up Escrow Agent”), entered into that certain escrow agreement (as later amended, including by the Amendment to Share Escrow Agreement dated on or about the date hereof, the “Lock-Up Escrow Agreement”), pursuant to which the Initial Shareholders deposited the 5,175,000 ordinary shares of the Company, par value $0.0001 per share, initially purchased by the Initial Shareholders in a private placement prior to the IPO (the “Founder Shares”) into an escrow account with the Lock-Up Escrow Agent (the “Lock-Up Escrow Account”) to be held during a specified period set forth therein (the “Lock-Up Escrow Period”);

WHEREAS, (i) the Company, (ii) Pubco, (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”), and (v) BPGIC Holdings Limited, a Cayman Islands exempted company, pursuant to the Assignment and Joinder to Business Combination Agreement dated as of November 19, 2019 (as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales (“PLC”), which became a party to the Business Combination Agreement pursuant to a Joinder to Business Combination Agreement dated as of May 10, 2019) (“Seller”), are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended from time to time in accordance with the terms thereof, including by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, and the foregoing joinders, the “Business Combination Agreement”), pursuant to which, among other matters, (a) the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity (the “Merger”), and (b) Pubco will acquire all of the issued and outstanding ordinary shares of BPGIC from Seller in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, Seller (as assignee of PLC pursuant to the Assignment and Joinder to Escrow Agreement, dated as of November 19, 2019), Pubco and CST, as escrow agent thereunder (in such capacity, the “BCA Escrow Agent”), are parties to that certain Escrow Agreement (as amended, including by such joinder and the First Amendment to Escrow Agreement dated on or about the date hereof, the “BCA Escrow Agreement"), pursuant to which Pubco and Seller agreed to deposit 20,000,000 of the Pubco Ordinary Shares otherwise deliverable to Seller at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “BCA Escrow Shares”) into a segregated escrow account (the “BCA Escrow Account”), to be held in the BCA Escrow Account, along with any dividends, distributions or other income paid on or otherwise accruing to such BCA Escrow Shares (the foregoing, together with the BCA Escrow Shares, and as reduced by any releases of such BCA Escrow Shares or dividends, distributions or other income from the BCA Escrow Account by the BCA Escrow Agent in accordance with the terms of the BCA Escrow Agreement and the Business Combination Agreement, the “BCA Escrow Property”), and released therefrom in accordance with the BCA Escrow Agreement;

WHEREAS, in connection with the execution of the Business Combination Agreement, on April 15, 2019, the Initial Shareholders entered that certain letter agreement (as it may be amended from time to time in accordance with the terms thereof, the “Founder Share Letter”) with the Company and BPGIC relating to the Founder Shares, pursuant to which the Initial Shareholders agreed effective upon the closing under the Business Combination Agreement (the “Closing”), on a pro rata basis amongst the Initial Shareholders based on the number of Founder Shares owned by each of them, to (i) forfeit twenty percent (20%) of the Founder Shares owned by the Initial Shareholders and (ii) subject thirty percent (30%) of the Founder Shares owned by the Initial Shareholders as of the Closing (including any Pubco Ordinary Shares issued to the Initial Shareholders in exchange therefor in the Merger) to potential vesting and forfeiture obligations, and to deposit such shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Founder Escrow Shares”) into escrow with the Escrow Agent to be held and controlled, along with any other Founder Escrow Property (as defined below), by the Escrow Agent in a separate segregated escrow account (the “Founder Escrow Account”) and released therefrom in accordance with this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Pubco and the Initial Shareholders hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, effective upon and subject to the Closing, and the Escrow Agent hereby agrees to perform the duties as escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Closing has occurred and the Escrow Agent has received the documentation necessary to establish the Founder Escrow Account on its books and has received the Founder Escrow Shares in accordance with this Agreement.

Section 2. Issuance of Founder Escrow Shares. Pursuant to Section 2 of the Founder Share Letter, at the Closing, Pubco shall deposit with the Escrow Agent share certificate(s) representing the Founder Escrow Shares, with each such certificate being issued in the name of the Initial Shareholders (per each Initial Shareholder’s Founder Pro Rata Share); provided that Pubco may alternatively have the Escrow Agent and Pubco’s transfer agent account for and record any of the Founder Escrow Shares in book entry form. Pubco shall instruct the registrar of Pubco not to register a transfer of the Founder Escrow Shares without the written consent of the Escrow Agent for as long as this Escrow Agreement remains in force.

Section 3. Maintenance of the Founder Escrow Shares and other Founder Escrow Property.

(a) So long as any Founder Escrow Shares are being held in the Founder Escrow Account subject to the terms of this Agreement and are not released in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Founder Escrow Shares (the foregoing, together with the Founder Escrow Shares, and as reduced by any releases of such Founder Escrow Shares or dividends, distributions or other income from the Founder Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Business Combination Agreement, the “Founder Escrow Property”), shall be held by the Escrow Agent in the Founder Escrow Account in accordance with the terms of this Agreement and be subject to the same terms as the Founder Escrow Shares hereunder. During the term of this Agreement, subject to Section 3(b) below, the Escrow Agent shall hold the Founder Escrow Property in the Founder Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Founder Escrow Property except until and to the extent that they are released in accordance with Section 4. Except as Pubco and the Initial Shareholders may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Founder Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Founder Escrow Property is held in the Founder Escrow Account or otherwise subject to this Agreement, each Initial Shareholder shall have all voting, consent and other rights with respect to its Founder Pro Rata Share (as defined in the Founder Share Letter) of the Founder Escrow Property (other than the rights to dividends, distributions or other income paid on or otherwise accruing to such Founder Escrow Property, which amounts will be held in the Founder Escrow Account until released in accordance with this Agreement and the Business Combination Agreement), subject to the terms and conditions of the Voting Agreement entered into by the Initial Shareholders, EBC and the Seller in connection with the Closing (the “Voting Agreement”), and, if the Initial Shareholders are unable to do so themselves (for whatever reason), the Escrow Agent agrees to vote such Founder Escrow Shares (or other Founder Escrow Property) and otherwise provide such consents or exercise such other legal rights (other than the rights to dividends, distributions or other income paid on or otherwise accruing to such Founder Escrow Property) as directed in writing by the applicable Initial Shareholder, subject to the terms of this Agreement and the Voting Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, after the Closing each Initial Shareholder shall be permitted to (i) pledge or otherwise encumber its Founder Pro Rata Share of the Founder Escrow Property as collateral security for documented loans entered into by such Initial Shareholder, Pubco or its Subsidiaries, including BPGIC, after the Closing or (ii) transfer its rights to its Founder Pro Rata Share of the Founder Escrow Property to a third party, provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Founder Escrow Property shall be subject to the provisions of this Agreement, the Voting Agreement if applicable under the terms thereof, the Founder Share Letter and other relevant applicable restrictions pursuant to the Transactions, including the forfeiture provisions herein and therein, and such lender or transferee must acknowledge such in writing to Pubco and the Escrow Agent prior to the granting of any such pledge or the making of any such transfer, and (B) in event of a pledge or encumbrance under clause (i), such Initial Shareholder may transfer such Founder Escrow Property, including physical possession of documentation evidencing such Initial Shareholder’s Founder Pro Rata Share of the Founder Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected by such Initial Shareholder and reasonably acceptable to Pubco, to hold the Founder Escrow Property in a segregated escrow account on substantially the same terms and conditions as the Escrow Agent under this Agreement is required to hold such Founder Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to Pubco), and upon receiving written notice of such new escrow agent from such Initial Shareholder and Pubco, the Escrow Agent shall promptly transfer the Founder Escrow Property to the new escrow agent to be held in accordance with such new escrow agreement (including transferring any Founder Escrow Shares which are to be recorded in the Initial Shareholders’ names, to be held by such new escrow agent).

Section 4. Release of the Founder Escrow Property. The Escrow Agent shall hold the Founder Escrow Property in the Founder Escrow Account and shall release and deliver the Founder Escrow Property (or such portion thereof) to either Pubco (with any Founder Escrow Shares delivered to Pubco in certificated or book entry form surrendered by the Initial Shareholders for cancellation by Pubco, and for the avoidance of any doubt, only where the Founder Escrow Property is subject to forfeiture under this Agreement) or to the Initial Shareholders (or, if during the Lock-Up Escrow Period, to the Lock-Up Escrow Account in accordance with Section 5(b) below), as applicable (including further to Section 5 of this Agreement), in accordance with (i) joint written instructions executed by Pubco and the Initial Shareholders, or (ii) a copy of a final non-appealable judgment or order from a court of competent jurisdiction (including an order to enforce an arbitral award) establishing the rights of a party in accordance with this Agreement, the Founder Share Letter and the Business Combination Agreement to such Founder Escrow Property, together with written delivery instructions from the applicable payee. Notwithstanding the release of all or a portion of the Founder Escrow Shares from the Founder Escrow Account, such Founder Escrow Shares shall remain subject to the then applicable restrictions in the Voting Agreement, Dividend Waiver, dated as of December 20, 2019, by the Initial Shareholders, and the BCA Escrow Agreement, if such agreements remain in effect at the time of such release.

Section 5. Vesting and Forfeiture of Founder Escrow Property by Initial Shareholders.

(a) The Founder Escrow Property shall become vested and no longer be subject to forfeiture at the same time, and based on the same proportion, that the Seller’s rights to the BCA Escrow Property has been determined to have become vested and no longer be subject to forfeiture under Section 2.5 of the Business Combination Agreement and the BCA Escrow Agreement, and such Founder Escrow Property shall be released from the Founder Escrow Account to the Initial Shareholders (based on each Initial Shareholder’s Founder Pro Rata Share) concurrently with the release of the BCA Escrow Property from the BCA Escrow Account under Section 2.5 of the Business Combination Agreement and the BCA Escrow Agreement. Only upon an actual release under the BCA Escrow Agreement to the Seller (or its designee), the Initial Shareholders may provide written instructions to the Founder Escrow Agent, directing the account to which to deliver such released Founder Escrow Property hereunder, and no joint written instructions shall be required, subject to Section 5(b) below.

(b) Notwithstanding anything to the contrary contained herein or in the Founder Share Letter, in the event an escrow release of Founder Escrow Shares under this Agreement occurs prior to the end of the Lock-Up Escrow Period under the Lock-Up Escrow Agreement, and to the extent that such Founder Escrow Shares would otherwise have been subject to the requirements of Section 3.1 of the Lock-Up Escrow Agreement if they had not been transferred to the Escrow Agent at the Closing in accordance with the terms of this Agreement, then upon such release they will be delivered to the Lock-Up Escrow Agent as additional “Escrow Shares” under the Lock-Up Escrow Agreement to be held and disbursed in accordance with the requirements of the Lock-Up Escrow Agreement.

(c) Notwithstanding anything to the contrary contained herein or in the Founder Share Letter, no fractional Founder Escrow Share shall be transferred from the Founder Escrow Account, and in the event that an escrow release would otherwise result in a fraction of a Founder Escrow Share being released to an Initial Shareholder by virtue of this Section 5, the number of Founder Escrow Shares to be released to the Initial Shareholder shall instead be rounded up to the nearest whole Founder Escrow Share.

Section 6. Tax Matters. Pubco and the Initial Shareholders agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, the Initial Shareholders (based on each Initial Shareholder’s Founder Pro Rata Share) shall be treated as the owner of the Founder Escrow Property while held in the Founder Escrow Account until released in accordance with this Agreement and the Business Combination Agreement, and all interest, earnings or income, if any, earned with respect to the Founder Escrow Property while held by the Escrow Agent shall be treated as earned by the Initial Shareholders (based on each Initial Shareholder’s Founder Pro Rata Share) until released in accordance with this Agreement and the Business Combination Agreement. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of Founder Escrow Property.

Section 7. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to any Founder Escrow Property, except to give notice, provide monthly reports, make releases, keep an accurate record of all transactions with respect to the Founder Escrow Property, hold the Founder Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in any Founder Escrow Property, but shall serve as escrow holder only and have only possession thereof. Subject to the following sentence, nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 8. Monthly Reports Upon Request. From and after the Closing, the Escrow Agent shall provide monthly account statements to Pubco and the Initial Shareholders with respect to the Founder Escrow Account. Pubco and the Initial Shareholders have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Authorized Parties; Reliance. Pubco agrees to provide on Exhibit A (as it may be amended from time to time by Pubco) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of Pubco after the Closing to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. Each Initial Shareholder agrees to provide on Exhibit A (as it may be amended from time to time by such Initial Shareholder) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of such Initial Shareholder to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. Notwithstanding the above, any notice or instruction to be provided or document required to be executed under this Agreement by persons listed in Exhibit A (including any future persons, as such Exhibit A is amended from time to time) of this Agreement on behalf of Pubco (but not the Initial Shareholders) shall only be valid when provided or executed by any two of such authorized signers, acting jointly, on behalf of Pubco. The Escrow Agent shall be entitled to rely on and shall be fully protected in relying on, the instructions and notices from (i) any two of the authorized signers, acting jointly, on behalf of Pubco as identified in Exhibit A (as it may be amended from time to time) to this Agreement after the Closing, and (ii) any one of the authorized signers of an Initial Shareholder as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement after the Closing, acting alone (and for the avoidance of doubt, if a joint written instruction is required under this Agreement, then the Escrow Agent must receive instructions from the Persons required by both of clauses (i) and (ii)), until such time, in the case of either clauses (i) or (ii), as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below. The requirement in this Section 9 of there being two authorized signers acting jointly on behalf of Pubco shall only apply to Pubco when there are at least two people who are listed as serving as authorized signers as so provided for in Exhibit A (as it may be amended from time to time) of this Agreement. Where there is only one authorized signer for Pubco as named in Exhibit A (as it may be amended from time to time) of this Agreement, then such sole authorized signer’s notices, instructions or documents executed pursuant to the terms of this Agreement shall be valid and the reliance and protections afforded in this Section 9 shall be available to the Escrow Agent until such time as the sole authorized signer’s authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation to each of the other parties specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation, and shall be conditioned upon the appointment of a replacement Escrow Agent in accordance with this Section 11. Similarly, the Escrow Agent may be removed and replaced following the giving of ten (10) days’ notice to the Escrow Agent by all of the other parties hereto; provided that such removal shall not take effect prior to the appointment of a replacement Escrow Agent in accordance with this Section 11. In either event, Pubco and the Initial Shareholders (by determination of Initial Shareholders holding in the aggregate a majority of the Founder Pro Rata Share held by all Initial Shareholders (an “Initial Shareholder Majority”)) shall agree upon a successor Escrow Agent (however for the avoidance of any doubt, this Section 11 does not apply to the Initial Shareholders’ unilateral right to transfer the Founder Escrow Property to another escrow agent or lender under the terms of Section 3(b) of this Agreement). If the Initial Shareholders and Pubco are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of sixty (60) days following the date of resignation or ten (10) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Pubco and the Initial Shareholders an instrument accepting such appointment and the transfer of the Founder Escrow Property and agreeing to the terms of this Agreement.

Section 12. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Pubco.

Section 13. Indemnification. Pubco hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 14. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of any Founder Escrow Property, or as to any other matter arising out of or relating to this Agreement or any Founder Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Founder Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Pubco and the Initial Shareholders, or by a final non-appealable judgment or order of a court of competent jurisdiction (including an order to enforce an arbitral award), but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Pubco and the Initial Shareholders, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined by arbitration conducted in accordance with the provisions of Section 11.5 of the Business Combination Agreement (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief, including specific performance, or application for enforcement of a resolution pursuant to this Section 14 or Section 11.5 of the Business Combination Agreement).

Section 15. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Pubco, to:

c/o Brooge Petroleum And Gas Investment Company FZE
P.O. Box 50170
Fujairah, United Arab Emirates
Attn: Nicolaas Paardenkooper
Telephone No.: +971-56-284-2828
Email: nico.paardenkooper@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to any Initial Shareholder, to: the address of such Initial Shareholder as set forth underneath such Initial Shareholder’s name on the signature page hereto.

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Stuart Neuhauser, Esq.

  Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com

     mgray@egsllp.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Escrow Administration, Patrick Small & Francis E. Wolf, Jr.
Telephone No: (212) 845-5284
Email: psmall@continentalstock.com & fwolf@continentalstock.com or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16. Term. This Agreement shall terminate upon the final, proper and complete distribution of all Founder Escrow Property in accordance with the terms hereof; provided, that Pubco’s obligations under Section 13 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

Section 17. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, all of which are hereby incorporated by reference herein) and the other documents referenced herein constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Pubco and the Initial Shareholders, the terms of the Founder Share Letter shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Founder Share Letter (unless there is an express intention otherwise in this Agreement), provided that, as between Pubco and the Initial Shareholders, in the event of any conflict or inconsistency between Sections 2, 3, 4 or 5 of this Agreement and the related provisions of the Founder Share Letter, the terms of this Agreement shall control and govern to the extent of any such conflict or inconsistency. The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 18. Amendment; Waiver. Without limiting the first sentence of Section 9, this Agreement may be amended or modified only by a written instrument duly signed by the parties hereto. Without limiting the first sentence of Section 9, any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 19. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20. Further Assurances. From time to time on and after the date hereof, Pubco and each Initial Shareholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder. Pubco agrees that upon the release of the Founder Escrow Shares from the Founder Escrow Account to an Initial Shareholder hereunder, Pubco shall promptly remove or take all necessary actions to cause its transfer agent to remove any applicable legend relating to this Agreement from the Founder Escrow Shares (but for the avoidance of doubt, other legends or restrictions would continue to remain, including those with respect to dividend waivers).

Section 21. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Pubco or the Initial Shareholders (by an Initial Shareholder Majority) under reasonable circumstances, the Escrow Agent shall render to Pubco, the Initial Shareholders and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Founder Escrow Property.

Section 22. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (vii) any reference herein to “dollars” or “$” shall mean United States dollars; and (viii) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 23. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, and any purported assignment without such consent shall be null and void ab initio; provided, that without such consent, an Initial Shareholder may assign all of its Founder Escrow Shares and other Founder Escrow Property and its rights and obligations under this Agreement to a person to whom an Initial Shareholder is permitted to transfer its Lock-Up Escrow Shares as a permitted transfer under Section 4.3 of the Lock-Up Escrow Agreement, so long as the recipient enters into a written agreement (in a form (i.e., a form for execution) reasonably acceptable to Pubco, such acceptance (and any execution) not to be unreasonably withheld, delayed or conditioned) to take such Founder Escrow Shares and other Founder Escrow Property subject to the escrow hereunder and otherwise be bound by the terms and conditions of this Agreement, the Voting Agreement if applicable under the terms thereof and other relevant applicable restrictions pursuant to the Transactions, with respect to such transferred Founder Escrow Property, signed by the Initial Shareholder and such recipient, and promptly delivered to Pubco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

Section 26. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 27. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28. U.S. Patriot Act. Pubco and each Initial Shareholder agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Pubco’s and such Initial Shareholder’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29. Representations of the Parties. Each of Pubco, the Initial Shareholders and the Escrow Agent hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name:	Meclomen Maramot
Title:	Director

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President

Initial Shareholders:

TWELVE SEAS SPONSORS I LLC

By:	/s/ Bryant Edwards
Name:	Bryant Edwards
Title:	Chief Operating Officer

Address for Notice:

135 East 57th Street, 18th Floor
New York, New York 10022
Attn: Chief Executive Officer

/s/ Gregory Stoupnitzky
Gregory Stoupnitzky

Address for Notice:

/s/ Suneel G. Kaji
Suneel G. Kaji

Address for Notice:

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